Exhibit 11


                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 33 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 22, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Reports to Shareholders of Blanchard Capital Growth Fund and Blanchard Growth & Income Fund (two of the portfolios constituting the Blanchard Group of Funds), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
New York, New York